Exhibit 99.1

FOR IMMEDIATE RELEASE

VIRGINIA NATIONAL BANKSHARES CORPORATION
ANNOUNCES FOURTH QUARTER AND FULL-YEAR FINANCIAL RESULTS

Charlottesville, VA – January 20, 2017 – Virginia National Bankshares Corporation (OTCQX: VABK) (the “Company”) today reported fourth quarter 2016 net income of $1.5 million or $0.62 per diluted share. This represents a 35.2% increase compared to net income of $1.1 million or $0.44 per diluted share recognized during the fourth quarter of 2015. For the year ended December 31, 2016, net income was $5.7 million, a $2.6 million or 84.2% increase over the amount recognized for the twelve months ended December 31, 2015, and net income per diluted share was $2.41 compared to $1.23 per share for the same period in 2015.

"We concluded the year with exceptional loan growth and realized a net interest margin of 3.49% for the year, 30 basis points higher than 2015,” said Glenn W. Rust, President and Chief Executive Officer. "We continue to elevate our loan portfolio in volume and yield while maintaining high credit quality standards. Our loan growth in the fourth quarter of 2016 will have a positive impact on 2017 earnings. I am also pleased to announce that we achieved a return on average assets of 1.02% for the year. Our focus continues to remain on improving interest and noninterest income as well as streamlining operations and effectively utilizing technology, which will reduce our overall expenses and maximize the use of our staff."

Fourth Quarter and Full-Year 2016 Financial Highlights

●

Gross loans outstanding at the end of the year totaled $482.1 million, which represented an increase of $51.2 million or 11.9% over the prior quarter and an increase of $58.5 million or 13.8% compared to December 31, 2015.

●

Return on average assets for the quarter increased to 1.03% from the 0.98% recorded in the prior quarter and 0.78% realized during the fourth quarter of 2015. Return on average assets for the year ended December 31, 2016 was 1.02%, a 46 basis point increase over the return of 0.56% for the year ended December 31, 2015.

●	Net interest margin increased 15 basis points to 3.56% on a sequential quarter basis and improved 22 basis points compared to the fourth quarter of 2015.
●	Net interest income increased $256 thousand or 5.6% compared to the third quarter of this year and increased $414 thousand or 9.5% compared to the fourth quarter of 2015.
●

The period-end allowance for loan losses as a percentage of total loans increased slightly to 0.77% compared to 0.76% at September 30, 2016 and decreased 7 basis points from the 0.84% level at December 31, 2015.

●

A provision for loan losses of $402 thousand was recognized in the fourth quarter due to increased loan growth and resulted in a slight increase in the loan loss allowance percentage from the prior quarter. With the $291 thousand recovery recognized through the first nine months, the net provision for loan losses recognized for 2016 was $111 thousand.

●

Noninterest expense increased during the quarter by $98 thousand or 2.6% and was down $42 thousand or 1.1% compared to the fourth quarter of 2015. Noninterest expense for the year ended December 31, 2016 was down $1.1 million or 6.7% from the year ended December 31, 2015.

Net Interest Income and Net Interest Margin

Net interest income of $4.8 million increased $256 thousand from the $4.5 million in the sequential quarter. Average earning assets for the fourth quarter of 2016 totaled $540.3 million, an increase of $6.5 million from the prior quarter average of $533.8 million. Net interest income was $414 thousand or 9.5% higher than the $4.4 million recorded in the fourth quarter of 2015. An improved mix in earning assets contributed to the increase in revenue year-over-year, as average loans increased $41.8 million while the average balances in lower yielding investments and fed funds decreased $28.6 million from the fourth quarter of 2015 to the fourth quarter of 2016.

The fourth quarter 2016 tax-equivalent net interest margin was 3.56%, an increase of 15 basis points from 3.41% for the prior quarter. Compared to the quarter ended December 31, 2015, the tax-equivalent net interest margin improved 22 basis points from 3.34%. The yield on average earning assets of 3.72% for the fourth quarter of 2016 was 20 basis points higher than the same period of 2015. The cost of funds of 18 basis points remained fairly consistent and low compared to peers.

Noninterest Income Growth

Noninterest income for the fourth quarter of 2016 was $1.7 million, up $283 thousand or 20.0% compared to the third quarter of 2016 and up $486 thousand or 40.2% over the fourth quarter of 2015. Trust income increased $407 thousand from the prior quarter due to the realization of year-end performance fees. Fees on mortgage sales also contributed to the quarter-over-quarter increase, rising $33 thousand. These increases were offset by lower gains on sales of securities of $173 thousand for the quarter, as $181 thousand in gains were realized from sales in the third quarter.

Noninterest income for the year ended December 31, 2016 increased over the prior year by $612 thousand, primarily due to the increases in trust income of $259 thousand, brokerage and insurance income of $360 thousand and gains on sales of securities of $93 thousand. These increases were offset by a decrease in royalty income of $100 thousand.

Noninterest Expense and Efficiency Ratio

Noninterest expense for the fourth quarter of 2016 was $3.9 million, an increase of $98 thousand or 2.6% as compared to the third quarter of 2016. In a year-over-year comparison, total noninterest expense of $15.3 million was down $1.1 million or 6.7% from the $16.4 million reported for 2015, driven by $1.1 million of savings in salaries and employee benefits. Management continues to evaluate expenses for potential reductions that would have a positive impact on net income on an ongoing basis.

The efficiency ratio of 60.1% for the fourth quarter of 2016 compared favorably to 63.8% for the third quarter of 2016 and 70.2% for the fourth quarter of 2015. The improved asset mix from the loan growth experienced the last two years, together with additional noninterest income prospects, should add to the revenue stream, while cost containment and reduction strategies should control expenses. This combination should continue to support a favorable efficiency ratio.

Balance Sheet Trends

Gross loans outstanding totaled $482.1 million at December 31, 2016 compared to $430.9 million as of the prior quarter-end and $423.7 million at December 31, 2015. Average gross loans for the fourth quarter of 2016 totaled $449.5 million, up $27.0 million or 6.4% compared to $422.6 million during the third quarter of 2016 and up $41.8 million or 10.3% compared to $407.7 million during the fourth quarter of 2015.

While loan balances increased modestly by $7.2 million during the first three quarters of 2016, the significant loan growth in each of the five quarters ending December 31, 2015 continued to strengthen earnings for 2016. In addition, the positive impact to earnings from the loan growth experienced in the fourth quarter of 2016 will continue into 2017. The loan-to-deposit ratio at December 31, 2016 stood at a strong 91.9%, a 4.8 percentage point improvement over the 87.1% at December 31, 2015.

Total assets at December 31, 2016 were $605.0 million, an increase of $35.5 million or 6.2% from $569.5 million at September 30, 2016 and up $37.5 million or 6.6% from the $567.5 million reported at December 31, 2015. The year-over-year net growth in assets was funded largely by expansion in interest-bearing core deposit and time deposit categories, while non-interest bearing core deposits and repurchase agreement sweep balances contracted over that period.

Credit Quality Remains Strong

The Company continues to adhere to strong credit metrics. The allowance for loan losses as a percentage of total loans was 0.77% at December 31, 2016, compared to 0.76% at September 30, 2016 and 0.84% at December 31, 2015. The decreased balance in the allowance relative to total loans, compared to the prior year, is reflective of the lower net charge-offs during the prior three year period. In the second quarter of 2016, the Company moved from a historical loss rate methodology to a more complex migration analysis, which is a more robust method and will better equip the Company to comply with upcoming regulatory changes. Concurrent with the change in the allowance methodology, the loan portfolio was further segmented by loan classes and by risk ratings to provide greater loan level detail. Management believes that this new methodology, together with greater data granularity, will more accurately identify the losses inherent in the loan portfolio.

A provision for loan losses of $402 thousand was recorded in the fourth quarter of 2016, while a recovery of $291 thousand was recognized for the first nine months of the year, for a net provision of $111 thousand for the year ended December 31, 2016. A provision for loan loss of $58 thousand was recognized for the fourth quarter of 2015. Net loan recoveries totaled $8 thousand for the fourth quarter of 2016 compared to net loan charge-offs of $4 thousand for the fourth quarter of 2015. The fourth quarter’s provision and recovery resulted in an allowance for loan losses at December 31, 2016 of $3.7 million, an increase of $410 thousand or 12.5% from September 30, 2016. In a year-over-year comparison, the allowance for loan losses increased $121 thousand or 3.4% over the balance at December 31, 2015.

Nonperforming assets remained low at $167 thousand or 0.03% of total assets. Nonperforming assets typically are comprised of nonaccrual loan balances and Other Real Estate Owned (“OREO”). However, since year-end 2015, the Company has carried a zero balance in OREO. The level of nonaccrual loans remained low over the past five quarters, totaling $167 thousand, $173 thousand and $191 thousand at December 31, 2016, September 30, 2016, and December 31, 2015, respectively.

Shareholders’ Equity and Stock Repurchases

Total shareholders’ equity was $59.1 million at December 31, 2016 compared to $59.3 million at September 30, 2016 and $56.3 million at December 31, 2015. Retained earnings contributed $4.6 million to the year-over-year increase of $2.8 million in total shareholders’ equity. This increase was partially offset by a $1.2 million decline in common stock and capital surplus balances and a $661 thousand decline in accumulated other comprehensive income.

The year-over-year decline in common stock was attributable to the Company’s success with its stock repurchase program approved during the third quarter of 2014 and later extended to the third quarter of 2016, which authorized the purchase of up to 400,000 shares of the Company’s common stock. The Company purchased 55,062 shares in 2016, all during the first quarter. A total of 343,559 shares were purchased during the life of this program. The repurchase program expired in September 2016.

The book value per share at December 31, 2016 was $24.93, compared to $25.02 at September 30, 2016 and $23.33 at December 31, 2015. Dividends of $307 thousand were declared during the fourth quarter of 2016, while the remaining net income of $1.2 million or 79.4% was retained.

Capital ratios continue to be well in excess of regulatory requirements for well-capitalized banks. The Company’s Tier 1 Leverage Ratio was 10.31% at December 31, 2016, compared to 10.24% at September 30, 2016 and 10.05% at December 31, 2015. Total Risk-based Capital Ratio was 12.66% at December 31, 2016, compared to 13.04% at September 30, 2016, and 13.39% at December 31, 2015.

About Virginia National Bankshares Corporation

Virginia National Bankshares Corporation, headquartered in Charlottesville, Virginia, is the bank holding company for Virginia National Bank (the “Bank”). Virginia National Bank has four banking offices in Charlottesville, one in Winchester and one in Orange, Virginia. The Bank also has a loan production office in Harrisonburg, Virginia. The Bank serves the needs of individuals, businesses and charitable organizations in the City of Charlottesville, Albemarle County, Orange County, the City of Winchester, City of Harrisonburg and the surrounding counties in Virginia. The Bank offers a full range of banking and related financial services, including checking accounts, NOW accounts, money market deposit accounts, certificates of deposit, individual retirement accounts, online banking, treasury and cash management, personal and business card services, merchant card services, and commercial and consumer loans. Investment management, wealth advisory, and trust and estate services are offered through VNB Wealth Management, a trade name of VNBTrust, N.A., the Bank’s wholly owned subsidiary. Retail brokerage, investment advisory, annuity and insurance services are offered under the name of VNB Investment Services.

The Company’s stock trades on the OTC Markets Group’s OTCQX Market under the symbol “VABK.” Additional information on the Company is also available at www.vnbcorp.com.

Forward-Looking Statements; Other Information

Statements which express or imply a view about projections, predictions or the expected future performance of Virginia National Bankshares Corporation are “forward-looking statements.” Such statements are often characterized by use of qualified words such as “expect,” “believe,” “estimate,” “project,” “anticipate,” “intend,” “will,” “should,” or words of similar meaning or other statements concerning the opinions or judgment of the Company and its management about future events. While Company management believes such statements to be reasonable, future events and predictions are subject to circumstances that are not within the control of the Company and its management, and actual events in the future may be substantially different from those expressed. The Company’s past results are not necessarily indicative of future performance. Factors that could cause future performance to differ from past performance or anticipated performance could include, but are not limited to, changes in national and local economies, employment or market conditions; changes in interest rates, deposits, loan demand, and asset quality; competition; changes in banking regulations and accounting principles or guidelines; and performance of assets under management. These statements speak only as of the date made, and the Company does not undertake to update any forward-looking statements to reflect changes or events that may occur after this release.

Certain information contained in the foregoing press release is derived from the unaudited consolidated financial statements of Virginia National Bankshares Corporation. The Company filed audited consolidated financial statements in its Annual Report on Form 10-K for the year ended December 31, 2015 with the Securities and Exchange Commission on March 30, 2016. Information based on other sources is believed by management of the Company to be reliable, but has not been independently verified.

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)

	December 31, 2016	December 31, 2015 *
	(Unaudited)
ASSETS
Cash and due from banks	$10,047	$14,200
Federal funds sold	28,453	29,327
Securities:
Available for sale, at fair value	56,662	74,801
Restricted securities, at cost	1,709	1,681
Total securities	58,371	76,482
Loans	482,135	423,664
Allowance for loan losses	(3,688)	(3,567)
Loans, net	478,447	420,097
Premises and equipment, net	8,046	8,668
Bank owned life insurance	13,917	13,476
Goodwill	372	-
Other intagible assets, net	680	-
Accrued interest receivable and other assets	6,697	5,241
Total assets	$605,030	$567,491
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
Demand deposits:
Noninterest-bearing	$176,098	$184,574
Interest-bearing	96,869	90,100
Money market deposit accounts	136,658	103,175
Certificates of deposit and other time deposits	115,026	108,618
Total deposits	524,651	486,467
Securities sold under agreements to repurchase	19,700	23,156
Accrued interest payable and other liabilities	1,625	1,571
Total liabilities	545,976	511,194
Shareholders' equity:
Preferred stock, $2.50 par value, 2,000,000
shares authorized, no shares outstanding	-	-
Common stock, $2.50 par value, 10,000,000
shares authorized; 2,368,777 and 2,412,589
issued and outstanding at December 31, 2016
and December 31, 2015, respectively	5,922	6,031
Capital surplus	21,152	22,214
Retained earnings	32,759	28,170
Accumulated other comprehensive income (loss)	(779)	(118)
Total shareholders' equity	59,054	56,297
Total liabilities and shareholders' equity	$605,030	$567,491

* Derived from audited consolidated financial statements

VIRGINIA NATIONAL BANKSHARES CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

(dollars in thousands, except per share data)

(UNAUDITED)

	For the three months ended		For the twelve months ended
	December 31, 2016	December 31, 2015	December 31, 2016	December 31, 2015
Interest and dividend income:
Loans, including fees	$4,679	$4,131	$17,691	$14,754
Federal funds sold	28	16	129	58
Investment securities:
Taxable	216	347	978	1,931
Tax exempt	71	102	313	435
Dividends	22	21	89	83
Other	4	4	11	21
Total interest and dividend income	5,020	4,621	19,211	17,282

Interest expense:
Demand and savings deposits	72	68	275	251
Certificates and other time deposits	145	162	619	674
Federal funds purchased and securities sold
under agreements to repurchase	10	12	43	49
Total interest expense	227	242	937	974
Net interest income	4,793	4,379	18,274	16,308
Provision for loan losses	402	58	111	463
Net interest income after provision
for loan losses	4,391	4,321	18,163	15,845

Noninterest income:
Trust income	795	406	1,969	1,710
Brokerage and insurance income	102	3	389	29
Royalty income	20	11	40	140
Customer service fees	237	242	923	956
Debit/credit card and ATM fees	221	219	874	825
Earnings/increase in value of bank owned
life insurance	110	112	441	442
Fees on mortgage sales	74	67	230	217
Gains on sales of securities	8	35	197	104
Gains (losses) on sales of other assets	2	-	(19)	-
Other	127	115	439	448
Total noninterest income	1,696	1,210	5,483	4,871

Noninterest expense:
Salaries and employee benefits	2,110	2,176	7,814	8,869
Net occupancy	459	478	1,872	1,940
Equipment	157	146	558	550
Other	1,193	1,161	5,052	5,039
Total noninterest expense	3,919	3,961	15,296	16,398

Income before income taxes	2,168	1,570	8,350	4,318
Provision for income taxes	681	470	2,602	1,197
Net income	$1,487	$1,100	$5,748	$3,121
Net income per common share, basic	$0.63	$0.45	$2.43	$1.23
Net income per common share, diluted	$0.62	$0.44	$2.41	$1.23
Weighted average common shares outstanding, basic	2,368,777	2,430,053	2,369,331	2,531,964
Weighted average common shares outstanding, diluted	2,384,169	2,444,340	2,384,031	2,544,391

VIRGINIA NATIONAL BANKSHARES CORPORATION

Financial Highlights

(dollars in thousands, except per share data)

(UNAUDITED)

	At or For the Three Months Ended
	December 31,	September 30,	June 30,	March 31,	December 31,
	2016	2016	2016	2016	2015
Per Common Share Data:
Net income per weighted average share, basic	$0.63	$0.59	$0.64	$0.57	$0.45
Net income per weighted average share, diluted	$0.62	$0.59	$0.63	$0.57	$0.44
Weighted average shares outstanding, basic	2,368,777	2,366,530	2,359,101	2,382,951	2,430,053
Weighted average shares outstanding, diluted	2,384,169	2,380,393	2,374,350	2,397,039	2,444,340
Actual shares outstanding	2,368,777	2,368,777	2,360,007	2,358,777	2,412,589
Book value per share at period end	$24.93	$25.02	$24.60	$23.99	$23.33
Performance Ratios:
Return on average assets	1.03%	0.98%	1.11%	0.97%	0.78%
Return on average equity	9.90%	9.38%	10.57%	9.61%	7.67%
Net interest margin (FTE)[1]	3.56%	3.41%	3.50%	3.48%	3.34%
Efficiency ratio (FTE)[2]	60.05%	63.79%	65.68%	66.84%	70.21%
Net Interest Income:
Net interest income	$4,793	$4,537	$4,430	$4,514	$4,379
Net interest income (FTE)[1]	$4,830	$4,577	$4,471	$4,557	$4,432
Capital Ratios:
Tier 1 leverage ratio	10.31%	10.24%	10.37%	9.91%	10.05%
Total risk-based capital ratio	12.66%	13.04%	13.21%	13.04%	13.39%
Asset Quality:
Allowance for loan losses:
Beginning of period	$3,278	$3,186	$3,440	$3,567	$3,513
Provision for (recovery of) loan losses	402	104	(275)	(120)	58
Charge-offs	-	24	-	12	12
Recoveries	(8)	(12)	(21)	(5)	(8)
Net charge-offs (recoveries)	(8)	12	(21)	7	4
End of period	$3,688	$3,278	$3,186	$3,440	$3,567
Nonaccrual loans	$167	$173	$179	$185	$191
OREO	-	-	-	-	-
Total nonperforming assets	$167	$173	$179	$185	$191
Nonperforming assets as a % of total assets	0.03%	0.03%	0.03%	0.03%	0.03%
Nonperforming assets as a % of total loans
plus other real estate owned	0.03%	0.04%	0.04%	0.04%	0.05%
Allowance for loan losses
to total loans	0.77%	0.76%	0.75%	0.81%	0.84%
Non-accruing loans to
total loans	0.03%	0.04%	0.04%	0.04%	0.05%
Annualized net charge-offs (recoveries)
to average loans	-0.01%	0.01%	-0.02%	0.01%	0.00%

1 The net interest margin and net interest income is reported on a fully tax equivalent basis (FTE), using a Federal income tax rate of 34%.

2 The efficiency ratio is computed as a percentage of non-interest expense divided by the sum of fully tax equivalent (FTE) net interest income and non-interest income. This is a non-GAAP financial measure that management believes provides investors with important information regarding operational efficiency. Management believes such financial information is meaningful to the reader in understanding operating performance, but cautions that such information should not be viewed as a substitute for GAAP. Comparison of our efficiency ratio with those of other companies may not be possible because other companies may calculate them differently.

Virginia National Bankshares Corporation Contact:	Glenn W. Rust
434-817-8649